EXHIBIT 10.28

                 AMENDED AND RESTATED SECURED PROMISSORY NOTE TO
                      MARK MOLDENHAUER DATED JULY 26, 2001


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                  AMENDED AND RESTATED SECURED PROMISSORY NOTE



$738,200.66                                                     Phoenix, Arizona
                                                                   July 26, 2001


         FOR VALUE RECEIVED, AUTOTRADECENTER.COM INC., an Arizona corporation (the "Maker"), promises to pay to Mark Moldenhauer ("Holder"), the sum of SEVEN HUNDRED THIRTY EIGHT THOUSAND TWO HUNDRED DOLLARS AND SIXTY SIX CENTS ($738,200.66) and to pay interest on the first day of each month (unless otherwise requested by Holder) beginning August 1, 2001 on principal accruing from the date hereof on the full principal balance, all at the rate of twelve percent (12%) per annum. The principal balance outstanding, hereunder, if not sooner paid as provided herein, shall be due and payable as follows: (i) $25,000 on the first of November and December 2001; (ii) $50,000 on the first of January, February, March, April, and May 2002; and (iii) $438,200.66 on June 30, 2002. Payments shall be made to Mark Moldenhauer, 14500 N. Northsight Blvd., Suite 213, Scottsdale, Arizona 85260.

         Time is of the essence hereof. In the event of any default in the payment of any amount due hereunder, the unpaid principal sum of this Promissory Note and accrued interest remaining unpaid may at any time thereafter, at the holder's option and without further notice or demand, be declared and become due and payable forthwith, and Maker shall pay any and all costs, expenses, and fees, including reasonable attorneys' fees, incurred in collecting or enforcing payment hereunder. Default interest on the sums due hereunder, including such attorneys' fees, shall accrue at the rate of eighteen percent (18%) per annum.

         Holder shall have the right, at any time prior to payment of any and all sums due pursuant to this Note, to convert said amount into shares of Maker's Common Stock at the lesser of (a) $0.10 per share, or (b) the Average Closing Bid Price of Maker's Common Stock for the 30 previous trading days prior to conversion. As used herein, "Average Closing Bid Price" shall mean (x) if the Common Stock of Maker is traded on the over-the-counter market and not on the Nasdaq National Market System nor on any national securities exchange, the average of the per share closing bid prices of the Common Stock for the 30 consecutive trading days prior to conversion, as reported by Nasdaq or an equivalent generally accepted reporting service, or (y) if the Common Stock is traded on the Nasdaq National Market System or on a national securities exchange, the average of the per share closing bid prices of the Common Stock for the 30 consecutive trading days prior to conversion on the Nasdaq National Market System or on the principal stock exchange on which it is listed, as the case may be. For purposes of clause (x) above, if trading in the Common Stock is not reported by Nasdaq, the bid price referred to in said clause shall be the lowest bid price as reported on the OTC Bulletin Board, or if not available, in the "pink sheets" published by National Quotation Bureau, Incorporated. The closing price referred to in clause (y) above shall be the last reported sale price or, in the case where no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case in the Nasdaq National Market System or on the national securities exchange on which the Common Stock is then listed. If the Common Stock is not traded




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on any market, the Average Closing Bid Price shall be the fair  market  value as determined by the Maker's Board of Directors in its sole discretion, which determination shall be final.

         At no time shall Maker be obligated or required to pay interest on the principal balance of this Note at a rate which would subject the holder hereof to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by law to contract or agree to pay. If by the terms of this Note Maker is at any time required or obligated to pay interest on the principal balance of this Note at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be reduced immediately to such maximum rate for so long as (and only for so long as) the rate hereunder is in excess of such maximum rate, and interest paid hereunder in excess of such maximum rate shall be applied to and shall be deemed to have been payment in reduction of the principal balance of this Note or, if the principal balance shall have been paid, shall be refunded to Maker.

         Maker hereby acknowledges that the loan for which payment is promised hereby has been made and will be used only for business or commercial purposes other than agricultural purposes and hereby covenants that the proceeds hereof will be used only for such purposes. Maker hereby also acknowledges that the loan for which payment is promised hereby has been made, is issued pursuant, and is subject, to the Arizona Uniform Commercial Code Financing Statement - UCC-1 filed July __, 2001 with the Secretary of State, State of Arizona, a copy of which is attached to this Note and incorporated by reference herein.

         This Note may be modified or amended only by an agreement in writing signed by the party against whom enforcement of such modification or amendment is sought. Maker (and the undersigned representative of Maker, if this Note is executed by a representative) represents that Maker has full power, authority, and legal right to execute and deliver this Note and the debt hereunder constitutes a valid and binding obligation of Maker. The laws of the State of Arizona govern the interpretation and enforcement of this Note. This Note amends and restates in full the following Amended and Restated Secured Promissory Notes
(1) payable in the amount of $402,000.00 from AutoTradeCenter.com Inc. to Mark Moldenhauer, and (2) payable in the amount of $336,200.66 from AutoTradeCenter.com Inc. to Pinnacle Financial Corporation, an Arizona corporation. This Note shall be subordinate to the rights and preferences created by that certain Loan and Stock Purchase Agreement, dated July 24, 2001, by and between AutoTradeCenter.com Inc., an Arizona corporation, and Eagle Capital Group, LLC, an Arizona limited liability company.




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         IN WITNESS  WHEREOF,  Maker has  executed  the  foregoing  Amended  and
Restated Promissory Note as of the date and year first written above.

                                       AUTOTRADECENTER.COM INC., an
                                       Arizona corporation



                                       By:  /s/ ROGER L. BUTTERWICK
                                          --------------------------------------
                                       Name: ROGER L. BUTTERWICK
                                            ------------------------------------
                                       Its:  PRESIDENT
                                           -------------------------------------



                                       ACCEPTED BY


                                       /s/ MARK MOLDENHAUER
                                       -----------------------------------------
                                       Mark Moldenhauer











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                              INDIVIDUAL GUARANTORS



         We, the undersigned, personally guaranty the payment of the aforesaid Note.



Signed in the presence of:                    Individual Guarantors:


/s/ TODD KIRKENDOLL                           /s/ ROGER L. BUTTERWICK
------------------------------------          ----------------------------------
Witness                                       Roger L. Butterwick


/s/ TODD KIRKENDOLL                           /s/ JOHN E. ROWLETT
------------------------------------          ----------------------------------
Witness                                       John E. Rowlett